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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Bancinsurance Corporation's 1984 Stock Option Plan and the 1994 Stock Option Plan on Form S-8 of our report dated March 13, 2000, on our audits of the consolidated financial statements of Bancinsurance Corporation as of December 31, 1999 and 1998 and for the years ended December 31 1999, 1998 and 1997 which report is incorporated by reference in this Annual Report on Form 10-K and our report dated March 13, 2000 on the financial statement schedules of Bancinsurance Corporation as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, included in this Annual Report on Form 10-K.


/s/PricewaterhouseCoopers LLP


Columbus, Ohio
March 13, 2000